Exhibit 99.1

FOR IMMEDIATE RELEASE

ITG Announces New International Management

NEW YORK, June 15, 2010 — Investment Technology Group, Inc. (NYSE: ITG), a leading agency broker and financial technology firm, announced today that David Stevens was appointed Chief Executive Officer of ITG’s Asia Pacific business.  Mr. Stevens previously served as CEO of ITG’s European operations.  Mr. Stevens will be managing the Asia Pacific business from ITG’s Hong Kong office.

“We are pleased to have David on the ground in Hong Kong to lead our Asia Pacific business at a time of both significant challenges and opportunities in the region,” said Bob Gasser, CEO and President of ITG. “David has been instrumental in the growth of our European business and I have every confidence that under his leadership the Asia Pacific business will grow market share and move towards profitability.”

Rob Boardman, head of electronic trading for ITG in Europe, has assumed the role of CEO in the region.  “Rob has been an integral part of the European management team over the past four years and is well regarded across the European region as an authority on electronic trading,” said Mr. Gasser.  “We look forward to continued growth in Europe under Rob’s leadership.”

About ITG

Investment Technology Group, Inc., is a specialized agency brokerage and financial technology firm that partners with asset managers globally to provide innovative solutions spanning the investment continuum. A leader in electronic trading since launching POSIT in 1987, ITG’s integrated approach now includes a range of products from portfolio management and pre-trade analysis to trade execution and post-trade evaluation. Asset managers rely on ITG’s independence, experience, and agility to help mitigate risk, improve performance and navigate increasingly complex markets.  The firm is headquartered in New York with offices in North America, Europe and the Asia Pacific regions. For more information on ITG, please visit www.itg.com.

In addition to historical information, this press release may contain “forward-looking” statements that reflect management’s expectations for the future.  A variety of important factors could cause results to differ materially from such statements.  These factors are noted throughout ITG’s 2009 Annual Report, on its Form 10-K, and on its Form 10-Qs and include, but are not limited to, the actions of both current and potential new competitors, fluctuations in market trading volumes, financial market volatility, changes in commission pricing, potential impairment charges related to goodwill and other long-lived assets, evolving industry regulations, errors or malfunctions in our systems or technology, rapid changes in technology, cash flows into or redemptions from equity funds, effects of inflation, ability to meet liquidity requirements related to the clearing of our customers’ trades, customer trading patterns, the success of our products and service offerings, our ability to continue to innovate and meet the demands of our customers for new or enhanced products, our ability to successfully integrate companies we have acquired, changes in tax policy or accounting rules, fluctuations in foreign exchange rates, adverse changes or volatility in interest rates, our ability to attract and retain talented employees, as well as general economic, business, credit and financial market conditions, internationally or nationally. The forward-looking statements included herein represent ITG’s views as of the date of this release. ITG undertakes no obligation to revise or update publicly any forward-looking statement for any reason unless required by law.

Contacts:
US:	Asia Pacific:	Europe:
J.T. Farley, ITG	Clare Rowsell, ITG	Nick Bone, Penrose
+1 212 444 6259	+852 2846 3567	+44 207 786 4878

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